Exhibit 4.9

SECURITY AGREEMENT

This Security Agreement, dated as of March 30, 2007, by and among Power Medical Interventions, Inc., a Delaware corporation (the “Company” or the “Grantor”), in favor of The Bank of New York, a New York banking corporation (“BONY” or the “Collateral Agent”), as collateral agent for the ratable benefit of the holders (the “Holders”) of the Company’s 7% Convertible Senior Secured Notes due 2010 (including the PIK Notes (as defined in the Purchase Agreement), and in all cases, as amended, restated, supplemented, substituted, replaced or exchanged from time to time, the “Notes”) under the Securities Purchase Agreement, dated as of March 30, 2007 (as amended, modified, supplemented and/or restated from time to time, the “Purchase Agreement”), by and among the Company and the Holders.

WHEREAS, pursuant to the Purchase Agreement, the Holders are purchasing the Notes in the aggregate principal amount of up to $25,000,000, upon the terms and subject to the conditions set forth therein.

WHEREAS, it is a condition precedent to the obligation of the Holders to purchase the Notes from the Company under the Purchase Agreement that the Grantor shall have executed and delivered this Agreement to the Collateral Agent.  The Holders are relying on this Agreement in their decision to purchase Notes under the Purchase Agreement and would not enter into the Purchase Agreement without the execution and delivery of this Agreement by the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Holders to enter into the Purchase Agreement and to induce the Holders to purchase the Notes from the Company thereunder, the Grantor hereby agrees with the Collateral Agent, as follows:

1.             Terms Defined in the Uniform Commercial Code.

(a) The following terms when used in this Agreement shall have the meanings assigned to them in the UCC (as defined in Section 2(kk) below) as in effect from time to time: “Account,” “Certificated Security,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Documents,” “Electronic Chattel Paper,” “Equipment,” “Fixture,” “General Intangible,” “Goods,” “Instrument,” “Inventory,” “Investment Property,” “Issuer,” “Letter of Credit Rights,” “Proceeds,” “Record,” “Securities Intermediary,” “Securities Account,” “Supporting Obligation,” “Tangible Chattel Paper,” and “Uncertificated Security.”

(b) Terms defined in the UCC and not otherwise defined herein or in the Purchase Agreement shall have the meaning assigned in the UCC as in effect from time to time.

2.             Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

(a) “Agreement” means this Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.

(b) “Applicable Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Grantor, as the case may be.

(c) “Assignment of Claims Act” means the Assignment of Claims Act of 1940 (41 U.S.C. Section 15, 31 U.S.C. Section 3737, and 31 U.S.C. Section 3727), including all amendments thereto and regulations promulgated thereunder.

(d) “Collateral” has the meaning assigned thereto in Section 3(a).

(e) “Collateral Account” means any collateral account established by the Collateral Agent as provided in Section 8(b).

(f) “Collateral Agent” has the meaning assigned thereto in the preamble of this Agreement.

(g) “Collateral Documents” means this Agreement and the other agreements, documents, or instruments, including any financing statements, and any amendments or supplements thereto, creating, perfecting, or evidencing any Liens securing the Notes and any other Obligation under the Collateral Documents.

(h) “Contract” means any lease, agreement or contract to which Grantor is now or hereafter a party.

(i) “Control” means the manner in which “control” is achieved under the UCC with respect to any Collateral for which the UCC specifies a method of achieving “control.”

(j) “Controlled Depository” has the meaning assigned thereto in Section 7(f).

(k) “Copyrights” means collectively, all of the following of the Grantor: (i) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations and copyright applications anywhere in the world, (ii) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (iii) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past or future infringements of any of the foregoing, (iv) the right to sue for past, present and future infringements of any of the foregoing, and (v) all rights corresponding to any of the foregoing throughout the world.

(l) “Copyright Licenses” means any agreement now or hereafter in effect granting any right to any third party under any Copyright now or hereafter owned by the Grantor or which the Grantor otherwise has the right to license, or granting any right to the Grantor under any property of the type described in the definition of Copyright herein now or hereafter owned by any third party, and all rights of the Grantor under any such agreement.

(m) “Effective Endorsement and Assignment” means, with respect to any specific type of Collateral, all such endorsements, assignments and other instruments of transfer reasonably requested by the Collateral Agent with respect to the Security Interest granted in such Collateral, and in each case, in form and substance satisfactory to the Collateral Agent.

(n) “Escrow Deposit” shall have the meaning set forth in the Notes.

(o) “Event of Default” shall have the meaning set forth in the Notes.

(p) “Government Contract” means a contract between the Grantor and an agency, department or instrumentality of the United States or any state, municipal or local Governmental Authority located in the United States or all obligations of any such Governmental Authority arising under any Account now or hereafter owing by any such Governmental Authority, as account debtor, to the Grantor.

(q) “Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

(r) “Grantor” has the meaning set forth in the preamble of this Agreement.

(s) “Intellectual Property” means collectively, all of the following of the Grantor: (i) all systems software, applications software and internet rights, including, without limitation, screen displays and formats, internet domain names, web sites (including web links), program structures, sequence and organization, all documentation for such software, including, without limitation, user manuals, flowcharts, programmer’s notes, functional specifications, and operations manuals, all formulas, processes, ideas and know-how embodied in any of the foregoing, and all program materials, flowcharts, notes and outlines created in connection with any of the foregoing, whether or not patentable or copyrightable, (ii) concepts, discoveries, improvements and ideas, (iii) any useful information relating to the items described in clause (i) or (ii), including know-how, technology, engineering drawings, reports, design information, trade secrets, practices, laboratory notebooks, specifications, test procedures, maintenance manuals, research, development, manufacturing, marketing, merchandising, selling, purchasing and accounting, (iv) Patents and Patent Licenses, Copyrights and Copyright Licenses, Trademarks and Trademark Licenses, and (v) other licenses to use any of the items described in the foregoing clauses (i), (ii), (iii) and (iv) or any other similar items of the Grantor necessary for the conduct of its business.

(t) “Issuer” means any issuer of any Investment Property (including, without limitation, any Issuer as defined in the UCC).

(u) “Majority in Interest” means with respect to the Holders, a majority in principal amount of the then outstanding Notes.

(v)  “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company, its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or in the other Transaction Documents (as defined in the Purchase Agreement), or on the authority or ability of the Company to perform its obligations under the Transaction Documents.

(w) “MELF Loan” means the machinery and equipment loan in the original principal amount of $500,000 pursuant to that certain Term Machinery and Equipment Loan Agreement, dated December 21, 2005 by and between the Company and the Pennsylvania Department of Community and Economic Development Machinery and Equipment Loan Fund.

(x) “Obligations” means the collective reference to all indebtedness and other liabilities and obligations of every kind and description owed by the Grantor to the Holders from time to time under or pursuant to this Agreement, the Notes, the Registration Rights Agreement and/or the Purchase Agreement and all instruments and other documents delivered pursuant to or in connection therewith, in each case as may be modified, amended, amended and restated or replaced, however evidenced, created or incurred, fixed or contingent, now or hereafter existing, due or to become due, including any interest or other amount which accrues during the pendency of any case under the United States Bankruptcy Code or any similar statute (regardless of whether or not enforceable in such proceeding).

(y) “Partnership/LLC Interests” means, with respect to the Grantor, the entire partnership, membership interest or limited liability company interest, as applicable, of the Grantor in each partnership, limited partnership or limited liability company owned thereby, including, without limitation, the Grantor’s capital account, its interest as a partner or member, as applicable, in the net cash flow, net profit and net loss, and items of income, gain, loss, deduction and credit of any such partnership, limited partnership or limited liability company, as applicable, the Grantor’s interest in all distributions made or to be made by any such partnership, limited partnership or limited liability company, as applicable, to the Grantor and all of the other economic rights, titles and interests of the Grantor as a partner or member, as applicable, of any such partnership, limited partnership or limited liability company, as applicable, whether set forth in the partnership agreement or membership agreement, as applicable, of such partnership, limited partnership or limited liability company, as applicable, by separate agreement or otherwise.

(z) “Patents” means collectively, all of the following of the Grantor: (i) all patents, rights and interests in patents, patentable inventions and patent applications, recordings and registrations anywhere in the world, (ii) all reissues, extensions, divisions, substitutions, continuations (in whole or in part) and renewals of any of the foregoing, (iii) all income, royalties, damages or payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past or future infringements of any of the foregoing, (iv) the right to sue for past, present and future infringements of any of the foregoing, and (v) all rights corresponding to any of the foregoing throughout the world, in each case whether now owned or existing or hereafter acquired or arising.

(aa) “Patent License” means all agreements now or hereafter in existence, whether written or oral, providing for the grant by or to the Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.

(bb) “Perfection Certificate” means the perfection certificate dated as of the date hereof, substantially in the form of Exhibit A attached hereto, and duly certified by an officer, partner, manager or member, as applicable, of the Grantor.

(cc) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(dd) “Purchase Agreement” shall have the meaning assigned thereto in the preamble of this Agreement.

(ee) “Securities Act” means the Securities Act of 1933, as amended, including all amendments thereto and regulations promulgated thereunder.

(ff) “Security Interests” means the liens and security interests granted pursuant to Section 3.

(gg) “Subsidiary” means any joint venture or any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest.

(hh) “Subsidiary Issuer” means any Issuer of Investment Property which is a direct or indirect Subsidiary of the Grantor.

(ii) “Trademarks” means collectively, all of the following of the Grantor: (i) all trademarks, rights and interests in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all registrations and recordings thereof, designs and general intangibles of a similar nature and all applications in connection therewith anywhere in the world, (ii) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (iii) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past or future infringements of any of the foregoing, (iv) the right to sue for past, present and future infringements of any of the foregoing, and (v) all rights corresponding to any of the foregoing throughout the world and all goodwill associated therewith in each case.

(jj) “Trademark License” means any agreement now or hereafter in existence, whether written or oral, providing for the grant by or to the Grantor of any right to use any Trademark.

(kk) “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of any applicable law, any of the attachment, perfection or priority of the Collateral Agent’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

(ll) “Vehicles” means all cars, trucks, trailers, and other vehicles covered by a certificate of title under the laws of any state, all tires and all other appurtenances to any of the foregoing.

(mm) Other Definitional Provisions. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Purchase Agreement. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to the Grantor, shall refer to the Grantor’s Collateral or the relevant part thereof. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.

3.             Grant of Security Interest.

(a) The Grantor hereby grants, pledges and collaterally assigns and delivers to the Collateral Agent for the ratable benefit of itself and the Holders a security interest in all of the Grantor’s right, title and interest in the following property now or hereafter owned by the Grantor or in which the Grantor now has any right, title or interest, and wherever located or deemed located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(i)                                     all cash and currency;

(ii)                                  all Accounts;

(iii)                               all Chattel Paper;

(iv)                              all Commercial Tort Claims;

(v)                                 all Contracts;

(vi)                              all Deposit Accounts;

(vii)                           all Documents;

(viii)                        all Equipment (provided however, that Equipment securing the MELF Loan (the “MELF Collateral”) shall not be included in the Collateral until the earlier of (A) such time as the provisions of Section 7(q) herein have been satisfied and (B) such time as the restrictions in the MELF Loan on granting a security interest in the MELF Collateral are no longer applicable);

(ix)                                all Fixtures;

(x)                                   all General Intangibles;

(xi)                                all Goods;

(xii)                             all Instruments;

(xiii)                          all Intellectual Property (except as set forth in Section 4);

(xiv)                         all Inventory;

(xv)                            all Investment Property (provided, that, and notwithstanding anything to the contrary contained herein, with respect to any shares of capital stock or other equity interests owned by Grantor and issued by an entity organized in a jurisdiction not within the United States, only 65% of the total shares or other equity interests of such entity shall secure, pursuant to this Security Agreement, the Obligations of the Grantor);

(xvi)                         all Letter of Credit Rights;

(xvii)                      all Vehicles;

(xviii)                   the Escrow Deposit;

(xix)                           all other personal property and fixtures not otherwise described above;

(xx)                              all books and records pertaining to the Collateral;

(xxi)                           all Records evidencing or relating to any of the foregoing or that are otherwise necessary or useful in the collection thereof;

(xxii)                        all accessions, additions, attachments, improvements, modifications and upgrades to, replacements of and substitutions for any of the foregoing; and

(xxiii)                     to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and Supporting Obligations (as now or hereafter defined in the UCC) given by any Person and any items directly substituted therefor as replacements with respect to any of the foregoing.

(b) Notwithstanding the foregoing provisions of this Section 3, to the extent that the grant of a security interest in any contract rights would, notwithstanding Sections 9-406, 9-407 and 9-408 of the UCC or other Applicable Law, cause a breach of the subject Contract permitting the conterparty thereto to terminate such Contract under Applicable Law, such contract rights shall not be part of the Collateral (but the proceeds thereof and any supporting obligations therefor shall be part of the Collateral).

4.             Partial Release of Collateral. Notwithstanding the provisions of Section 3, in the event that and at such time as the aggregate outstanding principal amount of the Notes shall be equal to or less than $500,000 by reason of (i) conversion of Notes, or (ii) repurchases of Notes by the Company, all Intellectual Property shall be deemed immediately released from the Security Interests without any further action and shall no longer be deemed part of the Collateral; provided, however, that at such time the Company’s latest audited financial statements do not contain a “going concern” qualification in the report of the Company’s independent registered public accounting firm and the Company shall have delivered such audited financial statements to the Collateral Agent.  At the time of such release, Sections 7(h), 9(b)(i)(2) and all other provisions of this Agreement relating to Security Interests in Intellectual Property shall be of no further force or effect. Upon receipt of written notice from a Majority in Interest of the Holders, the Collateral Agent shall cooperate with the Grantor in the Grantor’s preparation and filing of such documents and statements effecting the release of Intellectual Property from the Security Interests.

5.             Grantor Remains Liable. Anything herein to the contrary notwithstanding: (i) the Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent of any of the rights hereunder shall not release the Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, (iii) the Collateral Agent shall have no obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of the Grantor thereunder, and (iv) the Collateral Agent shall have no liability in contract or tort for the Grantor’s acts or omissions.

6.             Representations and Warranties of the Grantor.  To induce the Holders to enter into the Purchase Agreement and purchase the Notes thereunder, the Grantor hereby represents and warrants to the Collateral Agent that:

(a) Existence. The Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization other than in any such jurisdiction where failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

(b) Authorization of Agreement; No Conflict. The Grantor has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the duly authorized officers of the Grantor and this Agreement constitutes the legal, valid and binding obligation of the Grantor enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general, and the availability of equitable remedies. The execution, delivery and performance by the Grantor of this Agreement will not, by the passage of time, the giving of notice or otherwise, violate any material provision of any Applicable Law or any Contract material to the business of the Grantor and will not result in the creation or imposition of any Lien, other than the Security Interests, upon or with respect to any property or revenues of the Grantor.

(c) Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against the Grantor or any Subsidiary Issuer of this Agreement, except (i) as may be required by laws affecting the offering and sale of securities generally, (ii) filings with the United States Patent and Trademark Office, (iii) filings under the UCC and (iv) such as have been made or obtained and are in full force and effect.

(d) Perfected First Priority Liens. The Security Interests granted pursuant to this Agreement (a) constitute valid security interests in all of the Collateral in favor of the Collateral Agent, as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of the Grantor and any Persons purporting to purchase any Collateral from the Grantor, and (b) are prior to all other Liens on the Collateral in existence on the date hereof except to the extent of any priority accorded under Applicable Law to any Permitted Liens. Upon the filing of financing statements in the jurisdiction of formation of the Grantor reflected in the Perfection Certificate, and the filing of appropriate collateral assignments with the United States Patent and Trademark Office, the Security Interests will be perfected first priority security interests in all Collateral in which a security interest can be perfected by means of filing; and upon delivery to the Collateral Agent of the certificates representing the Collateral consisting of Certificated Securities, the Security Interests will be perfected first priority security interests in such Collateral.

(e) Title; No Other Liens. Except for the Security Interests, the Grantor has good and marketable title to, or valid leasehold interests in, each item of the Collateral free and clear of any and all Liens or claims other than Permitted Liens. No financing statement under the UCC of any state which names a Grantor as debtor or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement or in connection with Permitted Liens. No Collateral is in the possession or Control of any Person asserting any claim thereto or security interest therein, except that (a) the Collateral Agent or its designee may have possession or Control of Collateral as contemplated hereby, (b) a depositary bank may have Control of a Deposit Account owned by the Grantor at such depositary bank and a Securities Intermediary may have Control over a Securities Account owned by a Grantor at such Securities Intermediary, in each case subject to the terms of any Deposit Account control agreement or Securities Account control agreement, as applicable and to the extent required by Section 7, in favor of the Collateral Agent, and (c) a bailee, consignee or other Person may have possession of the Collateral as contemplated by, and so long as, the Grantor has complied to the satisfaction of the Collateral Agent with the applicable provisions of Section 7.

(f) State of Organization; Location of Inventory, Equipment and Fixtures; Other Information.

(i)                                     (A) The exact legal name and federal tax identification number of the Grantor are as set forth in the Perfection Certificate; (B) the Grantor has not used any trade names except as set forth in the Perfection Certificate; (C) the Grantor has not used any name other than as set forth in the Perfection Certificate for the preceding five years; and (D) no entity has merged into Grantor or been acquired by Grantor within the past year except as set forth in the Perfection Certificate.

(ii)                                  All Collateral consisting of Inventory, Equipment and Fixtures is located at the locations specified in the Perfection Certificate.  All such locations are leased by the Grantor.

(iii)                               The mailing address, chief place of business, chief executive office and office where the Grantor keeps its books and records relating to the Documents, General Intangibles, Instruments and Investment Property in which it has any interest is located at the locations specified for the Grantor in the Perfection Certificate. The Grantor has no other places of business. The Grantor does not do business nor has done business during the past five years under any trade name or fictitious business name except as disclosed for the Grantor in the Perfection Certificate. Except as disclosed in the Perfection Certificate, the Grantor has not acquired assets from any Person, other than assets acquired in the ordinary course of the Grantor’s business, during the past five years.

(g) Chattel Paper. As of the date hereof, the Grantor holds no Chattel Paper.

(h) Commercial Tort Claims. As of the date hereof, the Grantor does not hold any Commercial Tort Claims.

(i) Deposit Accounts. As of the date hereof, all Deposit Accounts (including, without limitation, cash management accounts that are Deposit Accounts) owned by the Grantor are listed in the Perfection Certificate.

(j) Intellectual Property. Annexes 1, 2 and 3 correctly set forth all registered Copyrights, Patents and Trademarks owned by the Grantor as of the date hereof and used or proposed to be used in its business.  The Grantor owns or possesses the valid right to use all Copyrights, Patents and Trademarks; all registrations therefor have been validly issued under Applicable Law and are in full force and effect.  Except as disclosed in the Schedules to the Purchase Agreement, no claim has been made in writing that any of the Copyrights, Patents or Trademarks is invalid or unenforceable or violates or infringes the rights of any other Person, and there is no such violation or infringement in existence; and to the knowledge of the Grantor, no other Person is presently infringing upon the rights of the Grantor with regard to any of the Copyrights, Patents or Trademarks.  None of the Intellectual Property owned by the Grantor is the subject of any written licensing or franchise agreement pursuant to which the Grantor is the licensor or franchisor, except as would not be deemed Material Contracts under the Purchase Agreement.

(k) Inventory. Collateral consisting of Inventory is of good and merchantable quality, free from any material defects. To the knowledge of the Grantor, none of such Inventory is subject to any license, Trademark, trade name or Copyright with any Person that restricts the Grantor’s ability to manufacture or sell such Inventory. The completion of the manufacturing process of such Inventory by a Person other than the Grantor would be permitted under any contract to which the Grantor is a party or to which the Inventory is subject.

(l) Investment Property.

(i)                                     As of the date hereof, all Investment Property owned by the Grantor is listed in the Perfection Certificate.

(ii)                                  All Investment Property issued by any Subsidiary Issuer to the Grantor (i) have been duly and validly issued and, if applicable, are fully paid and nonassessable, (ii) are beneficially owned as of record by the Grantor, and (iii) constitute all the issued and outstanding shares of all classes of the capital stock or equity interest of such Subsidiary Issuer issued to the Grantor.

(iii)                               None of the Investment Property (i) are traded on a securities exchange or in securities markets or (ii) by their terms expressly provide that they are Securities governed by Article 8 of the UCC.

(m) Instruments. As of the date hereof, the Grantor does not hold any Instruments or is named a payee of any promissory note or other evidence of indebtedness.

(n) Accounts. Each Account is, or at the time it arises will be, (i) a bona fide, valid and legally enforceable indebtedness of the account debtor according to its terms, arising out of or in connection with the sale, lease or performance of Goods or services by the Grantor, (ii) subject to no offsets, discounts, counterclaims, contra accounts or any other defense of any kind and character, other than warranties and discounts customarily given by the Grantor in the ordinary course of business and warranties provided by applicable law, (iii) to the extent listed on any schedule of Accounts at any time furnished to the Collateral Agent, a true and correct statement of the amount actually and unconditionally owing thereunder, maturing as stated in such schedule and in the invoice covering the transaction creating such Account, and (iv) not evidenced by any Tangible Chattel Paper or other Instrument; or if so, such Tangible Chattel Paper or other Instrument (other than invoices and related correspondence and supporting documentation) shall promptly be duly endorsed to the order of the Collateral Agent and delivered to the Collateral Agent to be held as Collateral hereunder.  To the knowledge of the Grantor, there are no facts, events or occurrences that would in any way impair the validity or enforcement of any Accounts except as set forth above.

(o) Limitation. No representation and warranty is made with respect to matters relating to the Company to the extent existing or arising prior to the date hereof.

7.             Covenants.  Unless express written consent has been obtained from the Collateral Agent, the Grantor covenants and agrees that:

(a) Maintenance of Perfected Security Interest; Further Information.

(i)                                     The Grantor shall maintain the Security Interests created by this Agreement as perfected Security Interests having at least the priority described in Section 6(d) and shall defend such Security Interests against the claims and demands of all Persons whomsoever (except Permitted Liens).

(ii)                                  The Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets and property of the Grantor and such other reports in connection therewith as a Majority in Interest of the Holders may reasonably request, all in reasonable detail.

(b) Maintenance of Insurance.

(i)                                     The Grantor will maintain, with financially sound and reputable companies, insurance policies (A) insuring the Collateral against loss by fire, explosion, theft, fraud and such other casualties, including business interruption, as may be reasonably satisfactory to Majority in Interest of the Holders in amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities, and (B) insuring the Grantor against liability for hazards, risks and liability to persons and property relating to the Collateral, in amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities, such policies to be in such form and having such coverage as may be reasonably satisfactory to a Majority in Interest of the Holders.

(ii)                                  All such insurance shall (A) name the Collateral Agent as loss payee (to the extent covering risk of loss or damage to tangible property) and as an additional insured as its interests may appear (to the extent covering any other risk), (B) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Collateral Agent of written notice thereof, and (C) be reasonably satisfactory in all other respects to a Majority in Interest of the Holders.

(iii)                               If the Grantor fails to obtain and maintain any of the policies of insurance required to be maintained hereunder or to pay any premium in whole or in part, after applicable grace periods, the Collateral Agent may, without waiving or releasing any obligation or default, at the Grantor’s expense, but without any obligation to do so, procure such policies or pay such premiums.  All sums so disbursed by the Collateral Agent, including reasonable attorneys’ fees, court costs, expenses and other charges related thereto, shall be payable by the Grantor to the Collateral Agent on demand and shall be additional Obligations hereunder, secured by the Collateral.

(iv)                              Upon the request of a Majority in Interest of the Holders, the Grantor shall deliver to the Collateral Agent periodic information from a reputable insurance broker with respect to the insurance referred to in this Section 7(b).

(c) Changes in Locations; Changes in Name or Structure. The Grantor will not, except upon fifteen (15) days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional financing statements (executed if necessary for any particular filing jurisdiction) and other instruments and documents reasonably requested by a Majority in Interest of the Holders to maintain the validity, perfection and priority of the Security Interests, and if applicable, a written supplement to the Perfection Certificate:

(i)                                     permit any Deposit Account to be held by or at a depositary bank other than the depositary bank that held such Deposit Account as of the date hereof as set forth in the Perfection Certificate;

(ii)                                  permit any of the Documents, Inventory, Equipment or Fixtures to be kept at a location other than those listed in the Perfection Certificate, except as otherwise permitted hereunder;

(iii)                               permit any Investment Property to be held by a Securities Intermediary;

(iv)                              change its jurisdiction of organization or the location of its chief executive office from that identified in the Perfection Certificate; or

(v)                                 change its name, identity or corporate or organizational structure to such an extent that any financing statement filed by the Grantor or the Collateral Agent in connection with this Agreement would become misleading.

(d) Required Notifications. The Grantor shall promptly notify the Collateral Agent, in writing, of: (i) any Lien (other than the Security Interests or Permitted Liens) on any of the Collateral, (ii) the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the Security Interests, (iii) any Collateral which, to the knowledge of the Grantor, constitutes a Government Contract, and (iv) the acquisition or ownership by the Grantor of any Commercial Tort Claim or (B) Investment Property after the date hereof.

(e) Delivery Covenants. The Grantor will promptly deliver and pledge to the Collateral Agent all Certificated Securities, Partnership/LLC Interests evidenced by a certificate, negotiable Documents, Instruments, and tangible Chattel Paper owned or held by the Grantor and constituting part of the Collateral, in each case, together with an Effective Endorsement and Assignment and all Supporting Obligations, as applicable, unless such delivery and pledge has been waived in writing by the Collateral Agent.

(f) Control Covenants.

(i)                                     The Grantor shall instruct (and otherwise use its reasonable efforts to cause) (i) each depositary bank holding a Deposit Account owned by the Grantor, and (ii) each Securities Intermediary holding any Investment Property owned by the Grantor, in each case, to the extent constituting part of the Collateral, to execute and deliver a control agreement, substantially in the form attached hereto as Exhibit C, sufficient to provide the Collateral Agent with Control of such Deposit Account or Investment Property (any such depositary bank executing and delivery any such control agreement, a “Controlled Depositary,” and any such Securities Intermediary executing and delivering any such control agreement, a “Controlled Intermediary”). In the event any such depositary bank or Securities Intermediary refuses to execute and deliver such control agreement, a Majority in Interest of the Holders, in thier sole discretion, may require the applicable Deposit Account and Investment Property to be transferred to the Collateral Agent or a Controlled Intermediary, as applicable.

(ii)                                  The Grantor will take such actions and deliver all such agreements as are requested by a Majority in Interest of the Holders to provide the Collateral Agent with Control of all Letter of Credit Rights and Electronic Chattel Paper owned or held by the Grantor and constituting part of the Collateral, including, without limitation, with respect to any such Electronic Chattel Paper, by having the Collateral Agent identified as the assignee of the Record(s) pertaining to the single authoritative copy thereof.

(g) Filing Covenants. Pursuant to Section 9-509 of the UCC and any other Applicable Law, the Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of the Grantor in such form and in such offices as a Majority in Interest of the Holders determines appropriate to perfect the Security Interests of the Collateral Agent under this Agreement. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such property in any other manner as a Majority in Interest of the Holders may reasonably determine to be necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted herein. Further, a photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.  The Collateral Agent shall have no responsibility for preparing, recording, filing, re-recording or refiling any financing statement, continuation statement or other instrument in any public office; provided, however that the Company shall prepare, record, file, re-record or re-file any such instrument upon the instructions and at the direction of a Majority in Interest of the Holders.  Notwithstanding anything to the contrary contained herein, the Company shall file or record with respect to the Collateral (i) the initial financing statement with the Delaware Secretary of State and (ii) the confirmations of grant of security interest in trademarks and patents with the appropriate offices of the United States Patent and Trademark Office, in each case within 3 Business Days following the Closing Date.

(h) Intellectual Property.

(i)                                     As and when the Grantor shall identify and/or confirm the existence of any registered Intellectual Property owned or claimed to be owned by the Grantor, the Grantor shall immediately notify the Collateral Agent of the particulars thereof (including the name or title of the subject Intellectual Property, the filing office in which any filings may have been made in respect thereof, and the filing date and registration number of each such filing), and shall execute and deliver to the Grantor, for filing, any and all such collateral assignments as a Majority in Interest of the Holders may reasonably request in order to confirm and/or perfect the Security Interests in such Intellectual Property.

(ii)                                  The Grantor (either itself or through licensees) (A) will continue to use each registered Trademark (owned by the Grantor) and Trademark for which an application (owned by the Grantor) is pending, to the extent reasonably necessary to maintain such Trademark in full force free from any claim of abandonment for non-use, (B) will maintain products and services offered under such Trademark at a level substantially consistent with the quality of such products and services as of the date hereof, (C) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark could reasonably be expected to become invalidated or impaired in any way, (D) will not do any act, or knowingly omit to do any act, whereby any issued Patent owned by the Grantor would reasonably be expected to become forfeited, abandoned or dedicated to the public, (E) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any registered Copyright owned by the Grantor or Copyright for which an application is pending (owned by the Grantor) could reasonably be expected to become invalidated or otherwise impaired, and (F) will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain, except, in each of the foregoing cases, to the extent the Grantor has determined in its reasonable judgment that such Trademark, Patent or Copyright is no longer useful in or material to its business and that it is in its best business interest to permit same to be forfeited, abandoned or dedicated to the public.

(iii)                               The Grantor will notify the Collateral Agent promptly if the Grantor knows, or has reason to know, that any application or registration relating to any material Intellectual Property owned by the Grantor may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding the Grantor’s ownership of, or the validity of, any material Intellectual Property owned by the Grantor or the Grantor’s right to register the same or to own and maintain the same.

(iv)                              The Grantor will take all reasonable and necessary steps, at the Grantor’s sole cost and expense, including, without limitation, in any proceeding before the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(v)                                 In the event that any material Intellectual Property owned by a Grantor is infringed, misappropriated or diluted by a third party, the Grantor shall (A) at the Grantor’s sole cost and expense, take such actions as the Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property, and (B) if such Intellectual Property is of material economic value, promptly notify the Collateral Agent and the Holders after it learns of such infringement, misappropriation or dilution.

(vi)                              Anything elsewhere contained in this Agreement to the contrary notwithstanding, the Grantor shall retain and may exercise full discretion, on such terms and conditions as the Grantor may determine, to license its Collateral consisting of Intellectual Property to third parties; provided, that all such licenses shall constitute part of the Collateral subject to the Security Interests hereunder.

(i) Investment Property.

(i)                                     Without the prior written consent of the Collateral Agent (acting at the written direction of a Majority in Interest of the Holders), the Grantor will not (A) vote to enable, or take any other action to permit, any Subsidiary Issuer to issue any Investment Property, except for that additional Investment Property that will be subject to the Security Interest granted herein in favor of the Collateral Agent, or (B) enter into any agreement or undertaking restricting the right or ability of the Grantor or the Collateral Agent to sell, assign or transfer any Investment Property or Proceeds thereof. The Grantor will defend the right, title and interest of the Collateral Agent in and to any Investment Property against the claims and demands of all Persons whomsoever.

(ii)                                  If the Grantor shall become entitled to receive or shall receive (A) any Certificated Securities (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the ownership interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Investment Property, or otherwise in respect thereof, or (B) any sums paid upon or in respect of any Investment Property upon the liquidation or dissolution of any Issuer, the Grantor shall accept the same as the agent of the Collateral Agent, hold the same in trust for the Collateral Agent, segregated from other funds of the Grantor, and promptly deliver the same to the Collateral Agent in accordance with the terms hereof.

(j) Equipment. The Grantor will maintain each item of Equipment in good working order and condition (reasonable wear and tear and obsolescence excepted), and in accordance with any manufacturer’s manual, and will as quickly as practicable provide all maintenance, service and repairs necessary for such purpose and will promptly furnish to the Collateral Agent and the Holders a statement respecting any material loss or damage to any of the Equipment.

(k) Vehicles. Upon the request of a Majority in Interest of the Holders at any time and from time to time, any and all applications for certificates of title or ownership indicating the Collateral Agent’s first priority Lien on the Vehicle covered by such certificate, and any other necessary documentation, shall be filed in each office in each jurisdiction which a Majority in Interest of the Holders shall deem reasonably advisable to perfect its Liens on the Vehicles. Prior thereto, each certificate of title or ownership relating to each Vehicle shall be maintained by the Grantor in accordance with Applicable Law to reflect the ownership interest of the Grantor.

(l) Inventory.  The Grantor will, in accordance with sound business practices, maintain all Inventory held by it or on its behalf in good saleable or useable condition.  Unless notified otherwise by the Collateral Agent in accordance with the terms hereof, the Grantor may, in any lawful manner not inconsistent with the provisions of this Agreement and the Notes, process, use and, in the ordinary course of business but not otherwise, sell its Inventory.  The Grantor shall not return any Inventory to the supplier thereof, except for damaged or unsalable Inventory or otherwise in the ordinary course of the Grantor’s business.  Without limiting the generality of the foregoing, in the event the Grantor becomes a “debtor in possession” as defined in 11 U.S.C. §1101 (or any successor thereto), the Grantor agrees, to the extent permitted by Applicable Law, not to move pursuant to 11 U.S.C. §546 (or any successor thereto) for permission to return goods to any creditor which shipped such goods to the Grantor without the written consent of a Majority in Interest of the Holders, and each Grantor hereby waives any rights to return such Inventory arising under 11 U.S.C. §546(h), or any successor section thereto.

(m) Collateral in Possession of Third Party.  Without limiting the generality of any other provision of this Agreement, the Grantor agrees that it shall not permit any Collateral to be in the possession of any bailee, warehouseman, agent, processor or other third party at any time unless such bailee or other Person shall have been notified of the security interest created by this Agreement (or, if required under applicable law in order to perfect the Collateral Agent’s security interest in such Collateral, such bailee or other Person shall have acknowledged to the Collateral Agent in writing that it is holding such Collateral for the benefit of the Collateral Agent and subject to such security interest of the Collateral Agent) and the Grantor shall have exercised its reasonable best efforts to obtain from such bailee or other Person, at the Grantor’s sole cost and expense, the written acknowledgement described above (if not already required by Applicable Law to perfect the Collateral Agent’s security interest) and agreement to waive and release any Lien (whether arising by operation of law or otherwise) it may have with respect to such Collateral, such agreement to be in form and substance reasonably satisfactory to a Majority in Interest of the Holders.

(n) Commercial Tort Claims.  The Grantor agrees that it will, promptly upon becoming aware of any Commercial Tort Claim in its favor or as otherwise reasonably requested by the Collateral Agent, furnish to the Collateral Agent a description thereof meeting the requirements of Section 9-108(e) of the UCC, execute and deliver such documents, financing statements and other instruments, and take such other action, as a Majority in Interest of the Holders may reasonably request in order to include such Commercial Tort Claim as Collateral hereunder and to perfect the security interest of the Collateral Agent therein.

(o) Deposit Accounts.  The Grantor agrees that, unless the Collateral Agent consents otherwise in writing, (i) it will not open or maintain any Deposit Account (other than Deposit Accounts used exclusively for payroll purposes) except with a bank or financial institution that has executed and delivered to the Collateral Agent a control agreement with respect to such Deposit Account in form and substance reasonably satisfactory to the Collateral Agent, and (ii) in the event the Grantor opens any Deposit Account not already listed on Annex 4, it shall (in addition to complying with the other requirements of this Section) promptly furnish written notice thereof to the Collateral Agent together with information sufficient to permit the Collateral Agent, upon its receipt of such notice, to (and the Grantor hereby authorizes the Collateral Agent to) modify this Agreement, as appropriate, by amending Annex 4 to include such information.

(p) Accounts.  Unless notified otherwise by the Collateral Agent in accordance with the terms hereof, the Grantor shall endeavor to collect its Accounts and all amounts owing to it thereunder in the ordinary course of its business and in accordance with sound business judgment and shall apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balances thereof, and in connection therewith shall, at the reasonable request of the Collateral Agent, take such action as the Collateral Agent may deem reasonably necessary or advisable (within applicable laws) to enforce such collection.  The Grantor shall not, except to the extent done in the ordinary course of its business or otherwise in accordance with sound business judgment and provided that no Event of Default shall have occurred and be continuing, (i) grant any material extension of the time for payment of any material Account, (ii) compromise or settle any material Account for an amount which is materially less than the full amount thereof, (iii) release, in whole or in part, any Person or property liable for the payment of any material Account, or (iv) allow any non-ordinary course material credit or discount on any material Account.

(q) MELF Consent.  The Grantor agrees to use its reasonable best efforts to deliver to the Holders, within forty-five (45) days of the Closing Date, the written consent of the Pennsylvania Department of Community and Economic Development to the grant in favor of the Collateral Agent of a security interest in the Grantor’s right, title and interest in and to the MELF Collateral.

(r) Additional Grantors.  To the extent required by Sections 4(j)(ii) and 4(s) of the Notes, the Grantors shall cause each Subsidiary of the Grantor, including any Person that shall at any time become a Subsidiary of the Grantor, to immediately become a party hereto (an “Additional Grantor”) or to a similar security agreement, as appropriate, by executing and delivering an “Additional Grantor Joinder” in a form satisfactory to a Majority in Interest of the Holders and comply with the provisions hereof applicable to the Grantor or by signing a similar security agreement.  If the Additional Grantor becomes a party hereto, concurrent therewith, the Additional Grantor shall deliver replacement annexes for, or supplements to all other Annexes to (or referred to in) this Agreement, as applicable, which replacement annexes shall supersede, or supplements shall modify, the Annexes then in effect.  The Additional Grantor(s) shall also deliver such opinions of counsel, authorizing resolutions, good standing certificates, incumbency certificates, organizational documents, financing statements and other information and documentation as a Majority in Interest of the Holders may reasonably request.  Upon delivery of the foregoing to the Collateral Agent, the Additional Grantor shall be and become a party to this agreement with the same rights and obligations as the initial Grantor, for all purposes hereof as fully and to the same extent as if it were an original signatory hereto and shall be deemed to have made the representations, warranties and covenants set forth herein as of the date of execution and delivery of such Additional Grantor Joinder and thereafter at any time that such representations and covenants must be restated pursuant to the Purchase Agreement or any document delivered in connection with the Purchase Agreement and all references herein to a “Grantor” shall be deemed to include each Additional Grantor.

(s) Inspections.  Grantor will permit the Collateral Agent, the Holders or their respective designees, to inspect the Collateral at any reasonable time, wherever located.

(t) Further Assurances. Upon the request of a Majority in Interest of the Holders and at the sole expense of the Grantor, the Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as a Majority in Interest of the Holders may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the collateral assignment of any Contract, (ii) with respect to Government Contracts, collateral assignment agreements and notices of collateral assignment, in form and substance satisfactory to a Majority in Interest of the Holders, duly executed by the Grantor in compliance with the Assignment of Claims Act (or analogous state Applicable Law), (iii) all applications, certificates, instruments, registration statements, and all other documents and papers a Majority in Interest of the Holders may reasonably request and as may be required by law in connection with the obtaining of any consent, approval, registration, qualification, or authorization of any Person deemed necessary or appropriate for the effective exercise of any rights under this Agreement, and (d) the designation of additional Collateral pursuant to the terms of Section 3 hereof.

8.             Remedial Provisions.

(a) General Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent (acting at the written direction of a Majority in Interest of the Holders) may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other Applicable Law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent may disclaim any warranties of title, possession and quiet enjoyment. The Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at the Grantor’s premises or elsewhere. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least thirty (30) Business Days before such sale or other disposition.

(b) Specific Remedies.

(i)                                     Without limitation to the provisions of Section 8(a), upon the occurrence and during the continuance of an Event of Default:

(1)                                  Upon the request of the Collateral Agent, the Grantor shall notify (such notice to be in form and substance satisfactory to the Collateral Agent) any or all account debtors or obligors under any Accounts, Contracts or other Collateral of the security interest in favor of the Collateral Agent created hereby and to direct all such Persons to make payments of all amounts due thereon or thereunder directly to the Collateral Agent or to an account designated by the Collateral Agent;

(2)                                  the Grantor shall forward to the Collateral Agent, on the last Business Day of each week if so requested by the Collateral Agent, deposit slips related to all cash, money, checks or any other similar items of payment received by the Grantor during such week, and, if requested by the Collateral Agent, copies of such checks or any other similar items of payment, together with a statement showing the application of all payments on the Collateral during such week and a collection report with regard thereto, in form and substance satisfactory to the Collateral Agent;

(3)                                  whenever the Grantor shall receive any cash, money, checks or any other similar items of payment relating to any Collateral (including any Proceeds of any Collateral), the Grantor agrees that it will, within one (1) Business Day of such receipt, deposit all such items of payment into the Collateral Account or in a Deposit Account at Controlled Depositary; and until the Grantor shall deposit such cash, money, checks or any other similar items of payment in the Collateral Account or in a Deposit Account at a Controlled Depositary, the Grantor shall hold such cash, money, checks or any other similar items of payment in trust for the Collateral Agent and as property of the Collateral Agent, separate from the other funds of the Grantor, and the Collateral Agent shall have the right in to transfer or direct the transfer of the balance of each Deposit Account to the Collateral Account. All such Collateral and Proceeds of Collateral received by the Collateral Agent hereunder shall be held by the Collateral Agent in the Collateral Account as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 8(d).

(4)                                  the Collateral Agent shall have the right to receive any and all cash dividends, payments or distributions made in respect of any Investment Property or other Proceeds paid in respect of any Investment Property or and any or all of any Investment Property, shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such Investment Property, at any meeting of shareholders, partners or members of the relevant Issuers, and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate, partnership or company structure of the Company or upon the exercise by the Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it; but the Collateral Agent shall have no duty to the Grantor to exercise any such right, privilege or option and the Collateral Agent shall not be responsible for any failure to do so or delay in so doing. In furtherance thereof, the Grantor hereby authorizes and instructs each Issuer with respect to any Collateral consisting of Investment Property to (i) comply with any instruction received by it from the Collateral Agent in writing that (A) states that an Event of Default has occurred and is continuing, and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Grantor, and the Grantor agrees that each Company shall be fully protected in so complying, and (ii) except as otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to any Investment Property directly to the Collateral Agent;

(5)                                  the Collateral Agent shall be entitled to (but shall not be required to or have any liability for failing to do so): (A) proceed to perform any and all obligations of the Grantor under any Contract and exercise all rights of the Grantor thereunder (other than taking any action which might reasonably be deemed to impair the prospect of collecting present or future Accounts) as fully as the Grantor itself could, (B) do all other acts which the Collateral Agent may deem necessary or proper to protect its Security Interests granted hereunder, provided such acts are not inconsistent with or in violation of the terms of the Purchase Agreement or Applicable Law, and (C) sell, assign or otherwise transfer any Contract constituting Collateral, subject, however, to the prior approval of each other party to such Contract, to the extent required under the Contract;

(6)                                  the Collateral Agent shall be entitled to notify any or all depository institutions with which any Deposit Accounts are maintained and which Deposit Accounts are subject to Control in favor of the Collateral Agent to remit and transfer all monies, securities and other property on deposit in such Deposit Accounts or deposited or received for deposit thereafter to the Collateral Agent, for deposit in a Collateral Account or such other accounts as may be designated by the Collateral Agent, for application to the Obligations as provided herein;

(7)                                  the Collateral Agent may (but is not obligated to) transfer any or all Intellectual Property registered in the name of any Grantor at the United States Patent and Trademark Office and/or Copyright Office into the name of the Collateral Agent or any designee or any purchaser of any Collateral.

(ii)                                  Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 8(b)(i), the Grantor shall be permitted to receive all cash dividends, payments or other distributions made in respect of any Investment Property, in each case paid in the normal course of business of the relevant Company and consistent with past practice, to the extent permitted in the Purchase Agreement, and to exercise all voting and other corporate, company or partnership rights with respect to any Investment Property; provided that no vote shall be cast or other corporate, company or partnership right exercised or other action taken which, in the Collateral Agent’s reasonable judgment, would impair the Collateral or which would result in an Event of Default under any provision of the Purchase Agreement, this Agreement or any other Transaction Document.

(c) Private Sale.

(i)                                     The Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all Collateral consisting of securities which have not been registered for resale under the Securities Act (“Restricted Securities Collateral”), by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not by reason thereof be deemed not to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Restricted Securities Collateral for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(ii)                                  The Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Restricted Securities Collateral valid and binding and in compliance with any and all other Applicable Laws.

(d) Application of Proceeds. At such intervals as may be agreed upon by the Company and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of the Collateral or any Proceeds of the Collateral in payment in whole or in part of the Obligations (equally and ratably in accordance with the respective amounts thereof then due and owing) after deducting all reasonable costs and expenses incurred in connection therewith or relating to the care or safekeeping of any of the Collateral, including, without limitation, reasonable attorneys’ fees and disbursements). Any balance of such Proceeds remaining after payment in full of the Obligations shall be paid over to the Grantor, or to whomever else may be lawfully entitled to receive the same. Only after (i) the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-610 and Section 9-615 of the UCC, and (ii) the payment in full of the Obligations, shall the Collateral Agent account for the surplus, if any, to the Grantor, or to whomever else may be lawfully entitled to receive the same.

(e) Deficiency. The Company shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent to collect such deficiency.

(f) Waivers.  The Grantor, to the greatest extent not prohibited by applicable law, hereby (i) agrees that it will not invoke, claim or assert the benefit of any rule of law or statute now or hereafter in effect (including, without limitation, any right to prior notice or judicial hearing in connection with the Collateral Agent’s possession, custody or disposition of any Collateral or any appraisal, valuation, stay, extension, moratorium or redemption law), or take or omit to take any other action, that would or could reasonably be expected to have the effect of delaying, impeding or preventing the exercise of any rights and remedies in respect of the Collateral, the absolute sale of any of the Collateral or the possession thereof by any purchaser at any sale thereof, and waives the benefit of all such laws and further agrees that it will not hinder, delay or impede the execution of any power granted hereunder to the Collateral Agent, but that it will permit the execution of every such power as though no such laws were in effect, (ii) waives all rights that it has or may have under any rule of law or statute now existing or hereafter adopted to require the Collateral Agent to marshal any Collateral or other assets in favor of the Grantor or any other party or against or in payment of any or all of the Obligations, and (iii) waives all rights that it has or may have under any rule of law or statute now existing or hereafter adopted to demand, presentment, protest, advertisement or notice of any kind (except notices expressly provided for herein).

9.             The Collateral Agent.

(a) Appointment of Collateral Agent. Each of the Holders hereby appoints BONY and BONY hereby accepts the appointment of each Holder to act on behalf of all Holders as Collateral Agent under this Agreement.  The duties of Collateral Agent shall be mechanical and administrative in nature and Collateral Agent shall not have, or be deemed to have, by reason of this Agreement or otherwise a fiduciary relationship or other relationship in respect of any Holder except as expressly set forth herein.

(b) Collateral Agent’s Appointment as Attorney-In-Fact.

(i)                                     The Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Grantor and in the name of the Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Grantor hereby gives the Collateral Agent the power and right, on behalf of the Grantor, without notice to or assent by the Grantor, to do any or all of the following upon the occurrence and during the continuance of an Event of Default:

(1)                                  in the name of the Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Contract subject to a

Security Interest or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Contract subject to a Security Interest or with respect to any other Collateral whenever payable;

(2)                                  in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s security interest in such Intellectual Property and the goodwill and General Intangibles of the Grantor relating thereto or represented thereby;

(3)                                  pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof,

(4)                                  execute, in connection with any sale provided for in this Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(5)                                  (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against the Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and the Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s Security Interests therein and to effect the intent of this Agreement, all as fully and effectively as the Grantor might do.

(ii)                                  If the Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement in accordance with the provisions of Section 9(b).

(iii)                               The expenses of the Collateral Agent incurred in connection with actions taken pursuant to the terms of this Agreement, together with interest thereon at the rate(s) in effect from time to time pursuant to the Notes, from the date of payment by the Collateral Agent to the date reimbursed by the Grantor, shall be payable by the Company to the Collateral Agent on demand.

(iv)                              The Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof in accordance with Section 9(b). All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests created hereby are released.

(c) Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Except as set forth in clauses (d)(i) and (d)(ii) below: (x) neither the Collateral Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof and (y) the powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s and the Holders’ interests in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct.

(d) Exculpation. (i) The Collateral Agent is acting in such capacity hereunder solely as an accommodation to the Holders, and shall not have any liability to any Holder other than (i) for monies or properties actually received by the Collateral Agent hereunder, and (ii) by reason of any gross negligence, bad faith or willful misconduct by the Collateral Agent hereunder. The Collateral Agent shall have no duties or obligations hereunder other than as expressly set forth in this Agreement, and no other duties or obligations shall be inferred upon the Collateral Agent at any time. The Collateral Agent shall be entitled to rely upon and assume to be accurate all notices and advice given to the Collateral Agent hereunder to rely upon any document and/or signature believed by it in good faith to be genuine and rendered by a representative of the subject person, and to seek and rely upon (and be protected in relying upon) advice of counsel in taking or refraining from taking any action hereunder. The Collateral Agent may assume that any person purporting to have authority to give notices on behalf of any of the parties in accordance with the provisions hereof has been duly authorized to do so. Upon the Collateral Agent’s performance of its obligations hereunder, the Collateral Agent shall be relieved of all liability, responsibility and obligation with respect to the Collateral or arising out of or under this Agreement or the Notes. Without limitation of the foregoing, the Collateral Agent may refrain from taking action hereunder (including, without limitation, actions to be taken upon the occurrence of an Event of Default) pending written instructions from a Majority in Interest of the Holders, and shall be under no obligation (regardless of any instructions of any Holders) to take any action which the Collateral Agent reasonably deems to be unlawful, inappropriate or potentially exposing the Collateral Agent to liability to any person or entity.

(ii)  Absent direction from a Majority in Interest of the Holders, the Collateral Agent shall not be under any obligation to take any legal action in connection with this Agreement or towards its enforcement or performance, or to appear in, prosecute or defend any action or legal proceeding, or to file any return, or pay or withhold any income or other tax payable with respect to any of the Collateral. None of the provisions of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers. The Collateral Agent may consult with independent counsel and the advice or any opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel.

(iii)  The Collateral Agent may at any time resign by giving ten (10) days written notice of resignation to the Company and Holders. The Collateral Agent may be removed by a Majority in Interest of the Holders with notice to the Company. Upon receiving such notice of resignation or notice of removal, a Majority in Interest of the Holders shall promptly appoint a successor and, upon the acceptance by the successor of such appointment, release the resigning Collateral Agent from its obligations hereunder by written instrument, a copy of which instrument shall be delivered to the resigning Collateral Agent and the successor. If no successor shall have been so appointed and have accepted appointment within forty-five (45) days after the giving of such notice of resignation, the resigning Collateral Agent may, at the expense of the Grantor, petition any court of competent jurisdiction for the appointment of a successor.

(iv)  The Holders hereby agree, severally and not jointly, to indemnify, ratably according to their pro rata share of the aggregate principal amount of the Notes then outstanding, and hold the Collateral Agent harmless from any and all liabilities, obligations, damages, losses, claims, encumbrances, costs or expenses (including reasonable attorneys’ fees and expenses) (any or all of the foregoing herein referred to as a “Loss”) arising hereunder or under or with respect to the Collateral, unless it is finally determined that such Losses resulted from the willful misconduct, bad faith or gross negligence of the Collateral Agent. Anything in this Agreement to the contrary notwithstanding, in no event shall the Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(e)           Fees.  Fees due to the Collateral Agent for its services shall be as outlined in Exhibit B attached hereto and shall be paid when due by the Company.

10. Term.  This Agreement and the other Collateral Documents shall terminate and have no further force or effect and all the security interests, Liens, pledges, mortgages and other encumbrances of any kind created pursuant to or granted under any of the Collateral Documents shall be terminated and released, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantor, upon the earlier to occur of (i) a “Conversion Event” (as defined in the Notes) or (ii) full payment and performance of the Obligations.  At the written request of the Grantor and a Majority in Interest of the Holders following any such termination, the Collateral Agent shall deliver to the Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination and the security interest granted hereunder shall be released.

11.                               Miscellaneous.

(a) Amendment, Supplement, Waiver.

(i)            Notwithstanding subsection (ii) below, the Grantor and the Collateral Agent may amend or supplement this Agreement without the consent of any Holder in a manner that does not adversely affect the legal rights or remedies hereunder of any Holder or impair the obligations of the Grantor hereunder (A) to cure any ambiguity, defect or inconsistency and (B) to make changes that would provide any additional rights or benefits to the Holders.  After an amendment or supplement under this subsection (i) becomes effective, the Grantor will provide Holders with written notice describing such amendment or supplement.

(ii)           Except as provided in subsection (iii) below, the Grantor and the Collateral Agent may amend or supplement this Agreement with the consent of a Majority in Interest of the Holders; and, subject to this Section 11(a), any existing default or non-compliance with any provision of this Agreement, may be waived with the consent of a Majority in Interest of the Holders.

(iii)          However, without the consent of each Holder affected, an amendment or waiver under this Section 11(a) may not amend or modify (including by way of waiver of default or non-compliance) any of the provisions of this Agreement in a manner adverse to the Holders of the Notes.  The Grantor will not offer consideration to any Holder for any waiver or amendment under this Section 11(a), unless the same consideration is offered ratably to the Holders all Notes then outstanding.

(iv)          Any amendment to this Agreement made in conformity with the provisions of this Section 11(a) shall be binding on all Holders of Notes.

(v)           In the event of any conflict between the terms of this Agreement and the terms of the Notes, the terms of the Notes shall prevail.

(b) Notices. All notices, requests and demands to or upon the Collateral Agent or the Grantor hereunder shall be effected in the manner provided for in Section 9(g) of the Purchase Agreement.

(c) No Waiver by Course of Conduct, Cumulative Remedies. The Collateral Agent or any Holder shall not by any act (except by a written instrument pursuant to Section 11(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default. No failure to exercise, nor any delay in exercising on the part of the Collateral Agent or any Holder, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or any Holder would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

(d) Enforcement Expenses, Indemnification.

(i)                                     The Company agrees to pay or reimburse the Collateral Agent for all of its costs and expenses incurred in connection with enforcing or preserving any rights under this Agreement (including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding), including, without limitation, the reasonable fees and disbursements of counsel to the Collateral Agent.

(ii)                                  The Company agrees to pay, and to save the Collateral Agent harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(iii)                               The agreements in this Section 11(d) shall survive repayment of the Obligations and the termination of this Agreement.

(e) Waiver of Jury Trial; Preservation of Remedies.

(i)                                     Waiver of Jury Trial. THE GRANTOR HEREBY IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

(ii)                                  Preservation of Certain Remedies. The parties hereto preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a dispute. Each such

Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (A) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (B) all rights of self-help including peaceful occupation of property and collection of rents, set-off, and peaceful possession of property, (C) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (D) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a dispute.

(f) Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Grantor and shall inure to the benefit of the Grantor, the Collateral Agent and their successors and assigns.

Any corporation or association into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation or association to which all or substantially all of the corporate trust business of the Collateral Agent may be sold or otherwise transferred, shall be the successor collateral agent hereunder without any further act.

(g) Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(h) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(i) Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

(j) Integration; Relationship with Purchase Agreement. This Agreement and the other agreements, instruments and documents referred to herein represent the agreement of the Grantor and the Collateral Agent with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent relative to the subject matter hereof and thereof not expressly set forth or referred to herein or in the other agreements, instruments and documents referred to herein.  To the extent that any of the terms hereof are inconsistent with any provision of the Purchase

Agreement, those of the Purchase Agreement shall control, except as to the Collateral Agent as to which the terms of this Agreement shall control.

(k) Governing Law. This Agreement shall be governed by, construed, interpreted and enforced in accordance with, the laws of the State of New York.

(l) Consent to Jurisdiction. The Grantor hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in New York, New York, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Grantor hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Collateral Agent in connection with this Agreement, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, by registered or certified mail, return receipt requested, in the manner specified in the Notes. Nothing in this Section 11(l) shall affect the right of the Collateral Agent to serve legal process in any other manner permitted by Applicable Law or affect the right of the Collateral Agent to bring any action or proceeding against the Grantor or its properties in the courts of any other jurisdictions.

(m) Acknowledgements.

(i)                                     The Grantor hereby acknowledges that: (A) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, (B) the Collateral Agent has no fiduciary relationship with or duty to the Grantor arising out of or in connection with the Purchase Agreement, this Agreement or any of the other Transaction Documents, and the relationship between the Grantor (on the one hand) and the Collateral Agent (on the other hand) in connection herewith or therewith is solely that of debtor and creditor, and (B) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby.

(ii)                                  Each Issuer party to this Agreement acknowledges receipt of a copy of this Agreement and agrees to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it. Each Issuer agrees to provide such notices to the Collateral Agent as may be necessary to give full effect to the provisions of this Agreement.

(n) Certificate of Incumbency.

(i)                                     Upon execution of this Agreement, the Company shall execute and deliver to Collateral Agent a certificate of incumbency substantially in the form set forth for such party in Exhibit D hereto, for the purpose of establishing the identity of the representative of the Company entitled to issue instructions or directions to Collateral Agent on behalf of Company.  In the event of any change in the identity of such representative, a new certificate of incumbency shall be executed and delivered to Collateral Agent by the appropriate party with a copy simultaneously sent to the other parties hereto.  Until such time as Collateral Agent shall receive a new incumbency certificate, Collateral Agent shall be fully protected in relying without inquiry on any then current incumbency certificate on file with Collateral Agent.

(ii)                                  Upon execution of this Agreement, each Holder shall execute and deliver to Collateral Agent a certificate of incumbency substantially in the form set forth for such party in Exhibit D hereto, for the purpose of establishing the identity of the individual representative of the Holder entitled to issue instructions or directions to Collateral Agent on behalf of such Holder.  In the event of any change in the identity of such representative, a new certificate of incumbency shall be executed and delivered to Collateral Agent by the appropriate party with a copy simultaneously sent to the other parties hereto.  Until such time as Collateral Agent shall receive a new incumbency certificate, Collateral Agent shall be fully protected in relying without inquiry on any then current incumbency certificate on file with Collateral Agent.

[Remainder of page intentionally left blank, signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

POWER MEDICAL INTERVENTIONS, INC.

By:	/s/ John P. Gandolfo
Name: John P. Gandolfo
Title: Chief Financial Officer